Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

ITG TO LAUNCH JAPANESE SUBSIDIARY AND
ADJUST PRELIMINARY FOURTH QUARTER AND FULL YEAR
2004 RESULTS ON FORM 10K

NEW YORK, NY – March 15, 2005 –Investment Technology Group, Inc. (NYSE:ITG), a leading provider of technology-based equity trading and transaction research services to institutional investors, today announced that it would reinstate plans to commence onshore business operations in Japan.

In its January 27, 2005, earnings conference call, ITG announced that it had elected not to proceed with the project and would take a one-time charge against earnings of $665,000. The decision to reverse the course of action and proceed with opening a Japanese subsidiary was based on further analysis and the conviction that ITG would be able to construct an opportunity to operate in Japan with a lower expense structure than previously proposed while still achieving certain goals.

As a result of these actions, ITG has revised its results for the fourth quarter and full year 2004 to include the reversal of closedown costs of $576,000 that will not be expended. Additionally, ITG will be making a second adjustment to its fourth quarter and full year results to reflect an $806,000 increase to its tax provision relating to the accounting treatment for a tax benefit deriving from a previous acquisition. The net effect of these changes results in a decrease of $230,000 to net income for both the fourth quarter and full year 2004, while diluted earnings per share decreased $0.01 in the fourth quarter but remain unchanged for the full year 2004 at $0.96 due to rounding.

“Expansion into Japan will allow us to complete our international coverage and handle the global trading requirements of our customers,” stated Ray Killian, ITG’s Chairman, President and CEO. “We were able to reduce the initial investment costs by taking an incremental rather than full-footed approach.”

In solidifying its commitment to making the Japanese business successful, ITG has hired its first five Japanese employees to move forward with the business initiative.

ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity trading services and transaction research to institutional investors and brokers, ITG helps clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit  http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Howard C. Naphtali	Maureen Murphy
Chief Financial Officer	Investor Relations
(212) 444-6160	(212) 444-6323

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